                                                             EXHIBIT 99.2

                                                             For Information
                                                             ---------------
                                                             Mark A. Hellerstein
                                                             Robert T. Hanley
                                                             303-861-8140

FOR IMMEDIATE RELEASE

               ST. MARY PROVIDES UPDATE OF DUCHESNE DEEP PROSPECT

DENVER, July 28, 2003 - St. Mary Land & Exploration Company (NYSE: SM) today provided an update of the status of the well it has drilled in its Duchesne Deep
Prospect in the Uinta Basin in Utah.

Completion of the St. Mary Ute Tribal KMV #1 is proceeding. St. Mary is responsible for 100% of the well costs through the completion of the well and will own a 77.5% working interest thereafter. Testing of the lower Mesaverde
Blackhawk and Castlegate intervals has been completed. To date, two intervals in the lowermost Blackhawk interval between 15,300 feet and 15,900 feet have been tested. Two additional intervals were tested in the Castlegate interval between
14,400 feet and 15,250 feet. The zones tested have flowed gas and water at sub-commercial rates. The Blackhawk and Castlegate intervals were secondary targets in the test, but the failure to establish commercial production is a disappointment.

Testing of the primary Mesaverde section between 11,700 feet and 14,380 feet will begin the week of July 28, 2003 and is expected to take 60 to 90 days.
Since the remaining section involves multiple sand intervals and multiple fracture stimulations are anticipated, the Company does not currently plan to make additional announcements about the prospect until the completion of all zones has been accomplished.

St. Mary controls approximately 16,400 acres (10,803 net) of leasehold in the immediate prospect area.

This release contains forward looking statements within the meaning of securities laws, including forecasts and projections for future periods. The words "will," "believe," "anticipate," "intend," "estimate," "forecast" and
"expect" and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause
St. Mary's actual results to differ materially from results expressed or implied by the forward looking statements. These risks include such factors as the volatility and level of oil and natural gas prices, unexpected drilling conditions and results, production rates and reserve replacement, reserve estimates, drilling and operating service availability and uncertainties in cash flow, the financial strength of hedge contract counterparties, the availability of attractive exploration and development and property acquisition opportunities and any necessary financing, expected acquisition benefits, competition, litigation, environmental matters, the potential impact of government regulations, and other such matters discussed in the "Risk Factors" section of
St. Mary's 2002 Annual Report on Form 10-K filed with the SEC. Although St. Mary may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

                                    PR-03-12
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